UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 8, 2016 (April 3, 2016)
 ______________________________________________________________
TerraForm Power, Inc.
(Exact name of registrant as specified in its charter)
 ______________________________________________________________

Delaware	001-36542	46-4780940
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814
(Address of principal executive offices, including zip code)

(240) 762-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

First Wind Earnout Litigation

On April 3, 2016, a complaint was filed by D.E. Shaw Composite Holdings, L.L.C. and Madison Dearborn Capital Partners IV, L.P. in the Supreme Court of the State of New York, County of New York, against TerraForm Power, LLC and TerraForm Power, Inc. (D.E. Shaw Composite Holdings, L.L.C., et al. v. TerraForm Power, LLC, et al., Index No. 651752/2016). The complaint was filed in connection with the Purchase and Sale Agreement, dated as of November 17, 2014, for the First Wind acquisition (the “Agreement”). The complaint alleges that SunEdison, Inc. (“SunEdison”) owes plaintiffs approximately $231 million in earnout payments under the Agreement, and that those earnout payments would become due and payable immediately upon the filing of a bankruptcy petition by SunEdison. The complaint seeks a declaratory judgment that TerraForm Power, LLC (and TerraForm Power, Inc. as guarantor) would be liable for, and required to pay immediately, the accelerated earnout payment under the Agreement following any SunEdison bankruptcy.

TerraForm Power, LLC and TerraForm Power, Inc. believe that the lawsuit is without merit and plan to vigorously defend it.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRAFORM POWER, INC.

Date: April 8, 2016	By:	/s/ Sebastian Deschler
	Name:	Sebastian Deschler
	Title:	Senior Vice President, General Counsel and Secretary